Exhibit 99.1

VINTAGE WINE ESTATES, INC.

INTERIM CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

(EXPRESSED IN UNITED STATES DOLLARS)

VINTAGE WINE ESTATES, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2021	June 30, 2020
ASSETS
Current assets:
Cash	$456,000	$1,750,500
Accounts receivable, net	11,111,300	10,197,800
Related party receivables	2,362,400	1,080,800
Other receivables	11,925,800	9,588,300
Inventories	212,120,000	206,457,500
Prepaid expenses and other current assets	11,554,900	4,423,100

Total current assets	249,530,400	233,498,000
Property, plant, and equipment, net	185,113,900	162,172,500
Goodwill	87,122,900	87,122,900
Intangible assets, net	26,035,200	26,110,200
Other assets	884,200	2,783,000

Total assets	$548,686,600	$511,686,600

LIABILITIES, REDEEMABLE STOCK AND NONCONTROLLING INTEREST, AND STOCKHOLDERS’ EQUITY
Current liabilities
Line of credit	$169,629,800	$162,544,500
Accounts payable	25,552,200	15,124,800
Accrued liabilities and other payables	29,432,100	13,325,500
Related party liabilities	15,423,900	12,214,900
Current maturities of long-term debt	15,423,400	16,298,400

Total current liabilities	255,461,400	219,508,100
Other long-term liabilities	912,500	1,057,000
Long-term debt, less current maturities	137,602,700	143,039,000
Interest rate swap liabilities	11,731,000	19,943,200
Deferred tax liability	5,686,700	5,686,700
Deferred gain	12,334,700	13,334,800

Total liabilities	423,729,000	402,568,800

Commitments and contingencies (Notes 11 and 13)
Series A redeemable stock, no par value;	54,258,100	37,792,100

10,000,000 and 6,799,424 shares authorized, and issued and outstanding, respectively.
Series B redeemable stock, no par value;	47,474,600	42,714,900

10,000,000 and 1,588,956 shares authorized, and issued and outstanding, respectively.
Redeemable noncontrolling interest	1,653,100	1,381,700

Stockholders’ equity
Series A stock, no par value, 10,000,000 and 872,931 shares authorized, and issued and outstanding, respectively.	2,363,500	2,363,500
Additional paid-in capital	10,670,000	10,068,900
Retained earnings	8,885,300	15,191,300

Total Vintage Wine Estates, Inc. stockholders’ equity	21,918,800	27,623,700
Noncontrolling interests	(347,000)	(394,600)

Total stockholders’ equity	21,571,800	27,229,100

Total liabilities, redeemable stock and noncontrolling interest, and stockholders’ equity	$548,686,600	$511,686,600

See accompanying notes to the unaudited interim condensed consolidated financial statements

VINTAGE WINE ESTATES, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2021	2020	2021	2020
NET REVENUES
Wine and spirits	$37,238,400	$38,464,600	$132,085,500	$122,279,700
Nonwine	9,658,800	7,122,100	31,623,400	25,939,700

	46,897,200	45,586,700	163,708,900	148,219,400

COST OF REVENUES
Wine and spirits	23,561,500	23,568,200	82,179,900	78,404,300
Nonwine	5,094,800	4,361,500	17,287,600	15,066,000

	28,656,300	27,929,700	99,467,500	93,470,300

GROSS PROFIT	18,240,900	17,657,000	64,241,400	54,749,100
Selling, general, and administrative expenses	18,378,900	15,173,400	50,932,400	50,674,700
(Gain) loss on disposition of assets	(321,700)	115,500	(1,998,600)	109,500
Gain on litigation proceeds	-	-	(4,750,000)	-

INCOME FROM OPERATIONS	183,700	2,368,100	20,057,600	3,964,900

OTHER INCOME (EXPENSE)
Interest expense	(3,841,500)	(4,255,200)	(9,173,200)	(13,092,700)
Net unrealized gain (loss) on interest rate swap agreements	5,589,400	(10,935,100)	8,212,200	(11,115,000)
Other, net	327,200	149,300	683,600	490,800

TOTAL OTHER EXPENSE, NET	2,075,100	(15,041,000)	(277,400)	(23,716,900)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	2,258,800	(12,672,900)	19,780,200	(19,752,000)
INCOME TAX BENEFIT (PROVISION)	(1,633,100)	5,611,200	(4,517,000)	8,029,800

NET INCOME (LOSS)	625,700	(7,061,700)	15,263,200	(11,722,200)
Net loss (income) attributable to the noncontrolling interests	(52,900)	(6,600)	(343,500)	34,400

NET INCOME (LOSS) ATTRIBUTABLE TO VINTAGE WINE ESTATES, INC.	572,800	(7,068,300)	14,919,700	(11,687,800)
Accretion on redeemable Series B stock	1,446,200	1,237,700	4,759,700	3,740,300

NET INCOME (LOSS) ALLOCABLE TO SERIES A STOCKHOLDERS	$(873,400)	$(8,306,000)	$10,160,000	$(15,428,100)

Net earnings (loss) per share allocable to Series A stockholders
Basic	$(0.11)	$(1.08)	$1.10	$(2.01)
Diluted	$(0.11)	$(1.08)	$1.07	$(2.01)
Weighted average shares used in the calculation of earnings (loss) per share allocable to Series A stockholders
Basic	7,672,355	7,672,355	7,672,355	7,672,355
Diluted	7,672,355	7,672,355	8,047,086	7,672,355

See accompanying notes to the unaudited interim condensed consolidated financial statements

VINTAGE WINE ESTATES, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE SERIES A STOCK, SERIES B STOCK AND NONCONTROLLING INTEREST, AND STOCKHOLDERS’ EQUITY

(Unaudited)

	Redeemable				Non-Controlling Interest			Additional Paid-In Capital	Retained Earnings	Non-Controlling Interest	Total Stockholders’ Equity
	Series A Stock		Series B Stock			Series A Stock
	Shares	Amount	Shares	Amount		Shares	Amount
Three months ended March 31, 2021
Balance, December 31, 2020	6,799,424	$45,735,000	1,588,956	$46,028,400	$1,661,300	872,931	$2,363,500	$10,526,900	$18,281,800	$(408,100)	$30,764,100
Accretion on redeemable stock	—	8,523,100	—	1,446,200	—	—	—	—	(9,969,300)	—	(9,969,300)
Stock-based compensation expense	—	—	—	—	—	—	—	143,100	—	—	143,100
Net income (loss)	—	—	—	—	(8,200)	—	—	—	572,800	61,100	633,900

Balance, March 31, 2021	6,799,424	$54,258,100	1,588,956	$47,474,600	$1,653,100	872,931	$2,363,500	$10,670,000	$8,885,300	$(347,000)	$21,571,800

Three months ended March 31, 2020
Balance, December 31, 2019	6,799,424	$33,560,100	1,588,956	$40,239,500	$1,247,800	872,931	$2,363,500	$10,063,000	$27,020,500	$(342,900)	$39,104,100
Accretion on redeemable stock	—	2,024,200	—	1,237,700	—	—	—	—	(3,261,900)	—	(3,261,900)
Stock-based compensation expense	—	—	—	—	—	—	—	122,100	—	—	122,100
Net income (loss)	—	—	—	—	(2,100)	—	—	—	(7,068,300)	8,700	(7,059,600)

Balance, March 31, 2020	6,799,424	$35,584,300	1,588,956	$41,477,200	$1,245,700	872,931	$2,363,500	$10,185,100	$16,690,300	$(334,200)	$28,904,700

Nine months ended March 31, 2021
Balance, June 30, 2020	6,799,424	$37,792,100	1,588,956	$42,714,900	$1,381,700	872,931	$2,363,500	$10,068,900	$15,191,300	$(394,600)	$27,229,100
Accretion on redeemable stock	—	16,466,000	—	4,759,700	—	—	—	—	(21,225,700)	—	(21,225,700)
Stock-based compensation expense	—	—	—	—	—	—	—	601,100	—	—	601,100
Disposal of noncontrolling interest	—	—	—	—	—	—	—	—	—	(24,500)	(24,500)
Net income	—	—	—	—	271,400	—	—	—	14,919,700	72,100	14,991,800

Balance, March 31, 2021	6,799,424	$54,258,100	1,588,956	$47,474,600	$1,653,100	872,931	$2,363,500	$10,670,000	$8,885,300	$(347,000)	$21,571,800

Nine months ended March 31, 2020
Balance, June 30, 2019	6,799,424	$29,968,000	1,588,956	$37,736,900	$1,256,800	872,931	$2,363,500	$9,779,600	$37,734,700	$(310,900)	$49,566,900
Accretion on redeemable stock	—	5,616,300	—	3,740,300	—	—	—	—	(9,356,600)	—	(9,356,600)
Stock-based compensation expense	—	—	—	—	—	—	—	405,500	—	—	405,500
Net loss	—	—	—	—	(11,100)	—	—	—	(11,687,800)	(23,300)	(11,711,100)

Balance, March 31, 2020	6,799,424	$35,584,300	1,588,956	$41,477,200	$1,245,700	872,931	$2,363,500	$10,185,100	$16,690,300	$(334,200)	$28,904,700

See accompanying notes to the unaudited interim condensed consolidated financial statements

VINTAGE WINE ESTATES, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$15,263,200	$(11,722,200)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	7,731,800	8,271,600
Amortization of deferred loan fees and line of credit fees	356,500	200,600
Amortization of label design fees	250,500	148,800
Litigation proceeds	(4,750,000)	—
Stock-based compensation expense	601,100	405,500
Provision for doubtful accounts	87,200	45,000
Impairment of inventory	3,301,700	—
Net unrealized (gain) loss on interest rate swap agreements	(8,212,200)	11,115,000
Loss on extinguishment of debt	—	147,400
(Gain) loss on disposition of assets	(998,500)	875,500
Deferred gain on sale leaseback	(1,000,100)	(766,000)
Deferred rent	375,600	375,600
Change in operating assets and liabilities (net of effect of business combination):
Accounts receivable	(1,000,700)	(3,489,900)
Related party receivables	(2,037,900)	(325,600)
Other receivables	(2,337,500)	4,456,500
Litigation receivable	4,750,000	—
Inventories	(8,964,300)	(24,495,100)
Prepaid expenses and other current assets	(5,829,200)	(1,252,500)
Other assets	1,687,600	(946,800)
Accounts payable	616,200	3,557,200
Accrued liabilities and other payables	16,072,600	(9,726,400)
Related party liabilities	3,697,700	2,149,400

Net cash provided by (used in) operating activities	19,661,300	(20,976,400)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposition of assets	1,064,000	32,001,600
Purchases of property, plant, and equipment	(30,688,200)	(11,742,800)
Label design expenditures	(375,100)	(410,500)
Proceeds on related party notes receivable	756,300	—
Acquisition of business	—	(15,131,000)

Net cash (used in) provided by investing activities	(29,243,000)	4,717,300

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on line of credit	(25,195,400)	(156,186,000)
Proceeds from line of credit	32,280,700	174,906,600
Outstanding checks in excess of cash	9,276,600	944,000
Principal payments on long-term debt	(15,234,000)	(155,636,400)
Proceeds from long-term debt	8,902,000	158,451,200
Principal payments on related party note	(488,700)	—
Deferred offering costs	(768,000)	—
Debt issuance costs	—	(1,206,400)
Payments on acquisition payable	(486,000)	(791,500)

Net cash provided by financing activities	8,287,200	20,481,500

NET CHANGE IN CASH	(1,294,500)	4,222,400
CASH, beginning of period	1,750,500	2,775,600

CASH, end of period	$456,000	$6,998,000

SUPPLEMENTAL CASH-FLOW INFORMATION
Cash paid during the period for:
Interest	$9,230,200	$10,387,200
Income taxes	$24,800	$27,700
Noncash investing and financing activities:
Accretion of redemption value of Series B redeemable cumulative stock	$4,759,700	$3,740,300
Accretion of redemption value of Series A redeemable stock	$16,466,000	$5,616,300
Contingent consideration in business combinations	$—	$1,000,000
Deferred offering costs in accounts payable	$534,600	$—

See accompanying notes to the unaudited interim condensed consolidated financial statements

VINTAGE WINE ESTATES, INC. and SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Description of Operations—Vintage Wine Estates, Inc. (the Company, we, or our), a California C-Corporation, owns and operates winery and hospitality facilities in Northern California, Washington and Oregon. The Company produces a variety of wines under its own or custom labels, which are sold to consumers, retailers, and distributors located throughout the United States, Canada, and other export markets. The Company also provides bottling, fulfillment, and storage services to other companies on a contract basis.

The Company has wholly owned subsidiaries that include Girard Winery LLC, Mildara Blass, Inc., Grove Acquisition LLC, Sales Pros LLC, and Master Class Marketing LLC, and majority controlling financial interests in Grounded Wine Project LLC (sold on October 31, 2020. See Note 2), Sabotage Wine Company, LLC, and Splinter Group Napa, LLC.

In February 2021, the Company entered into a definitive agreement, as amended on April 19, 2021, with Bespoke Capital Acquisition Corp (“BCAC”), a publicly-traded special purpose acquisition corporation, whereby the Company merged with BCAC upon approval of BCAC shareholders on May 28,2021 and became a publicly traded company effective June 7, 2021. The combined company is named Vintage Wine Estates, Inc. (“New VWE Holdco”) and incorporated in the state of Nevada. The merger was approved by both boards, and all key shareholders of the Company have approved the merger. The completion of the merger is not subject to any financing or minimum cash requirement. Prior to the signing of the definitive agreement, on the same day, an outside party (“Wasatch”) acquired a $28,000,000 ownership interest in the Company from two of the Company’s stockholders. Upon the effective time of the merger, each share of Company capital stock issued and outstanding immediately prior to the effective time (other than VWE dissenting shares and excluded shares) were converted into the right to receive the Per Share Merger Consideration less the Per Share Adjustment Escrow Deposit; and a contingent right to receive, if and when payable, the Per Share Adjustment Escrow Release and, other than in the case of Wasatch, the Per Share Earnout Shares, as defined in the agreement. No fractional shares of New VWE Holdco common stock were issued in connection with the merger and instead, any such fractional share that would otherwise result were rounded down to the nearest whole share.

Contingent upon the merger with BCAC, each outstanding option to purchase shares of the Company’s Class A stock outstanding immediately prior to the effective time, whether vested or unvested, was cancelled in exchange for a cash payment equal to the excess, if any, of the deemed fair value per share of the Company Class A stock represented by the per share merger consideration over the exercise price of such option multiplied by the number of shares of Company stock subject to such option (without interest and subject to any required withholding tax). On June 10, 2021, the Company paid $7,943,431 for the settlement and cancellation of these shares. If the exercise price of any outstanding option is equal to or greater than the per share merger consideration, such option was cancelled without any cash payment being made.

Additionally, pursuant to the transaction agreement, the Company repurchased for cancellation, 1,011,445 shares of the Company’s Series B redeemable stock (See Note 8) from an outside party at a value equal to $32,000,000 at a price per share equal to the per share merger consideration (as determined as set forth in the transaction agreement). Such repurchase was deemed effective immediately prior to the closing of the transactions and is conditioned upon, among other things, the occurrence of the closing of the transactions. Payment of the remaining cash amount was made by BCAC on behalf of the Company substantially contemporaneously with the closing of the transactions.

Financial Statement Preparation—The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) for interim financial information. The unaudited interim condensed consolidated financial statements, which reflect all adjustments (consisting of normal recurring items or items discussed herein) that management believes necessary to fairly state results of our interim operations, should be read in conjunction with the Notes to Consolidated Financial Statements (including the Significant Accounting Policies and Recent Accounting Pronouncements) included in the Company’s audited consolidated financial statements for the year ended June 30, 2020, (the “2020 Report”). Results of operations for interim periods are not necessarily indicative of annual results of operations. The unaudited condensed consolidated balance sheet at June 30, 2020, was extracted from the audited annual consolidated financial statements and does not include all disclosures required by GAAP for annual financial statements.

Use of Estimates—The preparation of consolidated financial statements in accordance with GAAP requires the Company to make estimates and assumptions that affect the reported amounts in the condensed consolidated financial statements and accompanying notes. These estimates form the basis for judgments the Company makes about the carrying values of assets and liabilities that are not readily apparent from other sources. The Company bases its estimates and judgments on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. These estimates are based on management’s knowledge about current events and expectations about actions the Company may undertake in the future. Significant estimates include, but are not limited to, depletion allowance, allowance for doubtful accounts, the net realizable value of inventory, expected future cash flows including growth rates, discount rates, and other assumptions and estimates used to evaluate the recoverability of long-lived assets, estimated fair values of intangible assets in acquisitions, intangible assets and goodwill for impairment, amortization methods and periods, amortization period of label and package design costs, the estimated fair value of long-term debt, the valuation of interest rate swaps, contingent consideration, common stock, stock-based compensation, and accounting for income taxes. Actual results could differ materially from those estimates.

Significant Accounting Policies – Except as described below under Recent Accounting Pronouncements, there were no changes to the Company’s significant accounting policies during the nine months ended March 31, 2021.

Inventories—Inventories of bulk and bottled wines and spirits and inventories of non-wine products and bottling and packaging supplies are valued at the lower of cost using the First in, First out (“FIFO”) method or net realizable value. Costs associated with winemaking, and other costs associated with the manufacturing of products for resale, are recorded as inventory. Net realizable value is the value of an asset that can be realized upon the sale of the asset, less a reasonable estimate of the costs associated with either the eventual sale or the disposal of the asset in question. Inventories are classified as current assets in accordance with recognized industry practice, although most wines and spirits are aged for periods longer than one year.

Business Combinations—Business combinations are accounted for under Accounting Standards Codification (“ASC”) 805, Business Combinations using the acquisition method of accounting under which all acquired tangible and identifiable intangible assets and assumed liabilities and applicable noncontrolling interests are recognized at fair value as of the respective acquisition date, while the costs associated with the acquisition of a business are expensed as incurred. The Company performs a screen to determine when an integrated set of assets and activities is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. The adoption was applied prospectively to any business development transaction.

The allocation of purchase consideration requires management to make significant estimates and assumptions, especially with respect to intangible assets. These estimates can include, but are not limited to, a market participant’s expectation of future cash flows from acquired customers, acquired trade names, useful lives of acquired assets, and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from such estimates. During the measurement period, which is generally no longer than one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed. Upon the conclusion of the measurement period, any subsequent adjustments are recognized in operations.

Contingent consideration liabilities—Contingent consideration liabilities are recorded at fair value when incurred in a business combination. The fair value of these estimates are based on available historical information and on future expectations of actions the Company may undertake in the future. These estimated liabilities are re-measured at each reporting date with the change in fair value recognized in operations expense in the Company’s condensed consolidated statements of operations. Subsequent changes in the fair value of the contingent consideration are classified as an adjustment to cash flows from operating activities in the condensed consolidated statements of cash flows because the change in fair value is an input in determining net loss. Cash paid in settlement of contingent consideration liabilities are classified as cash flows from financing activities up to the acquisition date fair value with any excess classified as cash flows from operating activities.

Changes in the fair value of contingent consideration liabilities associated with the acquisition of a business can result from updates to assumptions such as the expected timing or probability of achieving customer related performance targets, specified sales milestones, changes in unresolved claims, projected revenue or changes in discount rates. Significant judgment is used in determining those assumptions as of the acquisition date and for each subsequent reporting period. Therefore, any changes in the fair value will impact the Company’s results of operations in such reporting period, thereby resulting in potential variability in the Company’s operating results until such contingencies are resolved.

Deferred financing costs—Deferred financing costs represent costs incurred in connection with obtaining new term loans are amortized over the term of the arrangement and recognized as a direct reduction in the carrying amount of the related debt instruments. Amortization of deferred loan fees is included in interest expense on the condensed consolidated statements of operations and are amortized to interest expense over the term of the related debt using the effective interest method. Debt issuance expense recognized was $6,900 and $20,800, and $6,900 and $71,400 for the three and nine months ended March 31, 2021 and 2020, respectively. There were $0 and $926,000 of deferred financing costs capitalized for the nine months ended March 31, 2021 and the year ended June 30, 2020, respectively. If existing financing is settled or replaced with debt instruments from the same lender that do not have substantially different terms, the new debt agreement is accounted for as a modification for the prior debt agreement and the unamortized costs remain capitalized, the new original issuance discount costs are capitalized, and any new third-party costs are charged to expense.

Line of credit fees—Costs incurred in connection with obtaining new debt financing specific to the line of credit are deferred and amortized over the life of the related financing. If such financing is settled or replaced prior to maturity with debt instruments that have substantially different terms, the settlement is treated as an extinguishment and the unamortized costs are charged to gain or loss on extinguishment of debt. Similar to the treatment of deferred financing costs, if existing financing is settled or replaced with debt instruments from the same lender that do not have substantially different terms, the new debt agreement is accounted for as a modification for the prior debt agreement and the unamortized costs remain capitalized, the new original issuance discount costs are capitalized, and any new third-party costs are charged to expense (see Note 9). Deferred line of credit fees are recorded as a component of other assets, and are amortized to interest expense over the term of the related debt using the effective interest method. There were $0 and $280,400 of line of credit fees capitalized during the nine months ended March 31, 2021 and the year ended June 30, 2020, respectively. Amortization expense related to line of credit fees were $111,800 and $335,700, and $0 and $129,200 for the three and nine months ended March 31, 2021 and 2020, respectively.

Deferred Offering Costs—Deferred offering costs, which consist of direct incremental legal, consulting, banking and accounting fees primarily relating to the Company’s contemplated merger with a publicly traded special purposes acquisition corporation whereby the Company will become a public company, are capitalized and will be offset against proceeds upon the consummation of the offering within stockholders’ equity. In the event an anticipated offering is terminated, deferred offering costs will be expensed. As of March 31, 2021, there are $1,302,200 of deferred offering costs within the prepaid expenses and other current assets on the condensed consolidated balance sheet. As of June 30, 2020, there were no capitalized deferred offering costs on the condensed consolidated balance sheet.

Fair value measurements—The Company determines fair value based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In arriving at fair value, the Company uses a hierarchy of inputs that maximizes the use of observable inputs and minimizes the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As of March 31, 2021 and June 30, 2020, the carrying value of the current assets and liabilities and outstanding debt obligation under the Paycheck Protection Program approximates fair value due to the short-term maturities of these instruments. The fair value of the Company’s long-term variable rate debt approximates carrying value, excluding the effect of unamortized debt discount, as they are based on borrowing rates currently available to the Company for debt with similar terms and maturities (Level 2 inputs). The fair value of all other fixed rate debt is indeterminable given the related party nature of the outstanding obligations. The Company’s contingent consideration and interest rate swap agreement are remeasured at fair value on a recurring basis as of each reporting date.

Interest rate swap agreements—GAAP require that an entity recognize all derivatives (including interest rate swaps) as either assets or liabilities on the condensed consolidated balance sheets and measure these instruments at fair value. The Company has entered into interest rate swap agreements as a means of managing its interest rate exposure on its debt obligations. These agreements mitigate the Company’s exposure to interest rate fluctuations on its variable rate obligations. The Company has not designated these agreements as cash-flow hedges. Accordingly, changes in the fair value of the interest rate swaps are included in the condensed consolidated statements of operations as a component of other income (expense). The Company does not enter into financial instruments for trading or speculative purposes.

Sale-leaseback transaction—The Company accounts the sale and leaseback of vineyards under ASC 840, Sale-Leaseback Accounting of Real Estate. Given the Company was considered to retain more than a minor part but, less than substantially all, of the use of the property, a gain could be recognized to the extent it exceeded the present value of the leaseback payments. Any gain that is less than or equal to the present value of the leaseback payments is deferred and is amortized on a straight-line basis over the leaseback term. The gain is essentially recognized as a reduction to offset the future lease payment. The Company derecognizes the asset from its consolidated balance sheet at the sale closing.

Revenue recognition under ASC 606, Revenue from Contracts with Customers (Topic 606)—Under Topic 606, revenue is recognized when control of promised goods or services is transferred to a customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To determine revenue recognition for its arrangements, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company recognizes revenue when obligations under the terms of a contract with its customer are satisfied. Generally, this occurs when the product is shipped and title passes to the customer, and when control of the promised product or service is transferred to the customer. The Company’s standard terms are free on board (“FOB”) shipping point, with no customer acceptance provisions. Revenue is measured as the amount of consideration expected to be received in exchange for transferring products. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities. The Company accounts for shipping and handling as activities to fulfill its promise to transfer the associated products. Accordingly, the Company records amounts billed for shipping and handling costs as a component of net sales and classifies such costs as a component of costs of sales. The Company’s products are generally not sold with a right of return unless the product is spoiled or damaged. Historically, returns have not been significant to the Company.

Revenue is generated from one of three reporting segments of the Company as described below.

Wholesale: The Company sells its wine to wholesale distributors under purchase orders. Wholesale operations generate revenue from product sold to distributors, who then sell the product to off-premise retail locations such as grocery stores, wine clubs, specialty and multi-national retail chains, as well as on-premise locations, such as restaurants and bars. On December 31, 2020, the Company entered into a marketing and distribution arrangement with a related party. Under the agreement, the related party pays the Company a commission for certain distribution sales. The Company transfers control and recognizes revenue for these orders upon shipment of the wine out of the Company’s own or third-party warehouse facilities. Payment terms to wholesale distributors typically range from 30 to 120 days. The Company pays depletion and marketing allowances to certain of its distributors based on sales to their customers or nets the allowance against the purchase price. When recording a sale to the distributor, a depletion and marketing allowance liability is recorded to accrued liabilities and sales are reported net of those expenses. Depletion and marketing allowance payments are made when completed incentive program payment requests are received from the customers or are net of initial pricing. Depletion and marketing allowance payments reduce the accrued liability. For the three and nine months ended March 31, 2021 and 2020, the Company recorded $493,800 and $1,197,300 and $689,100 and $2,250,600, respectively, as a reduction in revenues in the condensed consolidated statements of operations related to depletions and marketing allowance. As of March 31, 2021, and June 30, 2020, the Company recorded a depletion allowance and marketing liability in the amount of $97,000 and $147,400, which is included as a component of other accrued expense in accrued liabilities and other payables on the condensed consolidated balance sheets. Estimates are based on historical and projected experience for each type of program or customer.

Direct to Consumer: The Company sells its wine and other merchandise directly to consumers through wine club memberships, at wineries’ tasting rooms and through the Internet. Wine club membership sales are made under contracts with customers, which specify the quantity and timing of future wine shipments. Customer credit cards are charged in advance of wine shipments in accordance with each contract. The Company recognizes revenue for these contracts at the time control of the wine passes to the customer, which is generally at the time of shipment. Tasting room and internet wine sales are paid for at the time of sale. The Company transfers control and recognizes revenue for this wine when the product is either received by the customer (on-site tasting room sales) or upon the shipment to the customer (internet sales). Sales taxes are calculated based upon the customers location and are collected at the time of the sale and recorded in a sales tax liability account. Sales reporting requirements to the states are performed as required by the state and sales taxes are remitted to the government agencies when due.

Winery estates hold various public and private events for customers and their wine club members. Upfront consideration received from the sale of tickets or under private event contracts for future events is recorded as deferred revenue. The Company recognizes event revenue on the date the event is held.

Business-to-Business: The Company’s sales channel generates revenue primarily from the sale of private label wines and custom winemaking services. Annually, the Company works with its national retail partners to develop private label wines incremental to their wholesale channel businesses. Additionally, the Company provides custom winemaking and production services. These services are made under contracts with customers, which includes specific protocols, pricing, and payment terms. The customer retains title and control of the wine during the production process. The Company recognizes revenue over time as the contract specific performance obligations are met. The Company provides storage services for wine inventory of various customers. The customer retains title and control of the inventory during the storage agreement. The Company recognizes revenue over time for storage services, and when the contract specific performance obligations are met.

Other: The Company’s other category include revenue from grape and bulk sales, storage services, and revenue under the Sales Pro LLC (“Sales Pro”) and MasterClass Marking LLC (“Master Class”) business line. Grape and bulk sales made under contracts with customers, which include product specification requirements, pricing and payment terms. Payment terms under grape contracts are generally structured around the timing of the harvest. The Company transfers control and recognizes revenue for grape sales when product specification has been met and title to the grapes has transferred, which is generally on the date the grapes are harvested, weighed and shipped. The Company transfers control and recognizes revenue for wine and spirits bulk contracts upon shipment. SalesPro and MasterClass revenue represents fees earned from off-premise tastings for third-party customers. These customers include other wine and beer brand owners and producers.

Disaggregation of revenue—The following tables summarize the revenue by region for the three and nine months ended March 31, 2021 and 2020:

	Three Months Ended		Nine Months Ended
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Geographic regions:
United States	$45,929,300	$43,435,100	$159,829,900	$141,939,600
Canada	643,900	773,600	1,996,600	2,391,700
Europe, Middle East, & Africa	55,200	234,200	261,400	456,800
Asia Pacific	156,800	531,900	1,211,100	1,180,400
Other	112,000	611,900	409,900	2,250,900

Total net revenue	$46,897,200	$45,586,700	$163,708,900	$148,219,400

The following table provides a disaggregation of revenue for the respective reporting period based on the pattern of revenue recognition:

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2021	2020	2021	2020
Point in time	$38,285,200	$39,453,200	$137,327,800	$127,772,200
Over a period of time	8,612,000	6,133,500	26,381,100	20,447,200

Total net revenue	$46,897,200	$45,586,700	$163,708,900	$148,219,400

The following table provides a disaggregation of revenue for the respective reporting period based on the customer concentration of revenue recognition:

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2021	2020	2021	2020
Customer A
Revenue as a percent of total revenue	41%	37%	40%	33%
Receivables as a percent of total receivables	46%	34%	46%	34%
Customer B
Revenue as a percent of total revenue	*	*	12%	11%
Customer C
Receivables as a percent of total receivables	*	10%	*	10%

*	Customer revenue or receivables did not exceed 10% in the respective periods.

Revenue for the sales from Customer A are included in the Wholesale and Business-to-Business reporting segments, Customer B are included in the Business-to-Business reporting segment, and Customer C are included in the Wholesale reporting segment. See Note 16.

Income taxes—The Company adjusts its effective tax rate for each quarter to be consistent with the estimated annual effective tax rate, consistent with Accounting Standards Codification (“ASC”) 270, “Interim Reporting,” and ASC 740-270, “Income Taxes—Intra Period Tax Allocation.” Jurisdictions with a projected loss for the full year where no tax benefit can be recognized are excluded from the calculation of the estimated annual effective tax rate.

The Company accounts for income taxes under Financial Accounting Standards Board (FASB) ASC 740, Accounting for Income Taxes. Under FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. FASB ASC 740-10-05, Accounting for Uncertainty in Income Taxes, prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.

The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company assesses the validity of its conclusions regarding uncertain tax positions quarterly to determine if facts or circumstances have arisen that might cause it to change its judgment regarding the likelihood of a tax position’s sustainability under audit.

Recently adopted accounting pronouncements—In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820), which amends disclosure requirements for fair value measurements by requiring new disclosures, modifying existing arrangements, and eliminating others. The guidance is effective for the Company for the fiscal year beginning after December 15, 2019, and interim periods within such year. The Company’s adoption of this standard did not have a significant impact on the unaudited condensed consolidated financial statements.

Recently issued accounting pronouncements not yet adopted—In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which supersedes the guidance in ASC 840, Leases. The new standard, as amended by subsequent ASUs on Topic 842 and recent extensions issued by the FASB in response to COVID-19, requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases currently. Topic 842 will be effective for the Company for the annual financial statements for the year ended June 30, 2022 and for interim periods in the year starting July 1, 2022.

The Company has not yet determined the full effects of Topic 842, including the continued evaluation of potential embedded leases and finalizing its review of all facility leases, on its consolidated financial statements but does expect that it will result in a substantial increase in its long-term assets and liabilities and enhanced disclosures. Based on the Company’s initial assessment, it plans to use the modified retrospective approach and elect the package of transition practical expedients for expired or existing contracts, which retains prior conclusions reached on lease identification, classification, and initial direct costs incurred. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The adoption of this guidance will at least result in the recognition of operating lease right-of-use assets and operating lease liabilities in the Company’s vineyard leases with their weighted-average remaining lease term less than 10 years upon adoption.

In June 2016, as amended, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes will result in more timely recognition of credit losses. The guidance is effective for the Company for fiscal year beginning July 1, 2022, including interim periods within the fiscal year. Early adoption is permitted. The Company is currently evaluating the impact and timing of adopting ASU No. 2016-13 but does not expect that the adoption of this ASU will have a significant impact owing to the Company having minimal history of credit losses.

In January 2017, the FASB issued ASU No. 2017-04, Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. ASU 2017-04 is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2021, and should be applied on a prospective basis. The Company is currently evaluating the impact of adopting ASU No. 2017-04 but does not expect that the adoption of this ASU will have a significant impact on the condensed consolidated financial statements.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”). Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update do not have an accounting effect. The amendments in Part I of this update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. The adoption of this standard is not expected to have an impact to the Company’s condensed consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles— Goodwill and Other-Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. Under existing U.S. GAAP, there is diversity in practice in accounting for the costs of implementing cloud computing arrangements that are service contracts. The amendments in ASU No. 2018-15 amend the definition of a hosting arrangement and requires a customer in a hosting arrangement that is a service contract to capitalize certain costs as if the arrangement were an internal-use software project. The guidance is effective for the Company for the fiscal year beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted, including in any interim period. The Company is currently evaluating the impact and timing of adopting ASU No. 2018-15.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). The amendments in the updated guidance simplify the accounting for income taxes by removing certain exceptions and improving consistent application of other areas of the topic by clarifying the guidance. The amendments in this update are effective for the Company for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 31, 2022. Early adoption is permitted. The Company is currently evaluating the impact and timing of adopting ASU No. 2019-12 and does not believe it will have a significant impact on the condensed consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions to applying the guidance on contract modifications, hedge accounting, and other transactions, to simplify the accounting for transitioning from the London Interbank Offered Rate, and other interbank offered rates expected to be discontinued, to alternative reference rates. The guidance in this ASU was effective upon its issuance; if elected, it is to be applied prospectively through December 31, 2022. The Company is currently evaluating the effect the potential adoption of this ASU will have on the condensed consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain convertible instruments, amends the guidance on derivative scope exceptions for contracts in an entity’s own equity, and modifies the guidance on diluted earnings per share calculations as a result of these changes. The guidance is effective for the Company’s fiscal years beginning July 1, 2024, and early adoption is permitted. The Company is currently evaluating the impact and timing of adopting ASU 2020-06.

NOTE 2—BUSINESS COMBINATION AND DISPOSITION

Disposition:

Grounded Wine Project—On October 31, 2020, pursuant to a purchase and sale agreement, the Company sold to a former employee (“Purchaser”) its 51% membership interest in Grounded Wine Project, LLC (“GWP”), a consolidated subsidiary, in addition to certain wine and business assets. On October 31, 2020, the Company also entered into an interim services agreement for a duration of six months or permit issue date for Purchaser if earlier, whereby pursuant to the provisions of the purchase and sale agreement, the Company and Purchaser agreed that the Company will maintain its permits and continue to operate GWP, and that Purchaser provide certain services to the Company related to the operation of GWP, as set forth in this agreement. At closing, Purchaser paid the Company $1,000,000 and the remaining purchase price is paid by Purchaser as the wine assets are sold at wholesale or retail, with respect to wine assets that are cased goods, and/or transferred from the Company’s bond, with respect to wine assets that are bulk wine.

Business Combination:

Owen Roe Winery—In September 2019, the Company acquired assets, including inventory, land, winery equipment and brand trademarks from Owen Roe Winery for total consideration of $16,131,000. Consideration consisted of cash of $15,131,000 and contingent consideration of $1,000,000, whereby the Company will pay the seller a fixed fee based on sales of the wine brands acquired for four years following the close of the acquisition.

The following table summarizes the allocation of the purchase price to the fair value of the assets acquired at the date of acquisition:

Sources of financing
Cash	$15,131,000
Contingent consideration	1,000,000

Fair value of consideration	16,131,000

Assets acquired
Land	1,845,000
Vineyards	1,465,000
Buildings	2,852,000
Winery equipment	2,250,000
Inventories	7,188,200
Library wines contracts	200,000
Trademarks	320,800

Total assets acquired	16,121,000

Goodwill	$10,000

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. The acquisition of Owen Roe resulted in the recognition of $10,000 of goodwill. The Company believes this goodwill is attributable to its investment in synergies for expanding its brands in the wholesale market. In accordance with ASC 350, Intangibles-Goodwill and Other, goodwill will not be amortized but rather will be tested for impairment, at least annually. Key assumptions in valuing the trademarks include (1) a royalty rate of 2%, and (2) a discount rate of 28.0%.

The results of operations of Owen Roe for the period from the September 1, 2019 acquisition date forward are included in the accompanying condensed consolidated statements of operations. Transaction costs associated with the acquisition were approximately $61,300.

NOTE 3—FAIR VALUE MEASUREMENTS

The following tables summarize assets and liabilities measured at fair value on a recurring basis as of March 31, 2021 and June 30, 2020:

	As of March 31, 2021 Fair Value Measurements
	Level 1	Level 2	Level 3	Total
Liabilities:
Contingent consideration liabilities	$—	$—	$1,154,900	$1,154,900
Interest rate swaps	—	11,731,000	—	11,731,000

Total Liabilities	$—	$11,731,000	$1,154,900	$12,885,900

	As of June 30, 2020 Fair Value Measurements
	Level 1	Level 2	Level 3	Total
Liabilities:
Contingent consideration liabilities	$—	$—	$1,640,900	$1,640,900
Interest rate swaps	—	19,943,200	—	19,943,200

Total Liabilities	$—	$19,943,200	$1,640,900	$21,584,100

The Company assesses the fair value of contingent consideration to be settled in cash related to acquisitions using probability weighted models for the various contractual earn-outs. These are Level 3 measurements. Significant unobservable inputs used in the estimated fair values of these contingent consideration liabilities include probabilities of achieving customer related performance targets, specified sales milestones, consulting milestones, and changes in unresolved claims, projected revenue or discount rates.

The fair value of interest rate swaps is estimated using a discounted cash flow analysis that considers the expected future cash flows of each interest rate swap. This analysis reflects the contractual terms of the interest rate swap, including the remaining period to maturity, and uses market-corroborated Level 2 inputs, including forward interest rate curves and implied interest rate volatilities. The fair value of an interest rate swap is estimated by discounting future fixed cash payments against the discounted expected variable cash receipts. The variable cash receipts are estimated based on an expectation of future interest rates derived from forward interest rate curves. The fair value of an interest rate swap also incorporates credit valuation adjustments to reflect the non-performance risk of the Company and the respective counterparty. See Note 6 for further discussion of interest rate swaps.

The following table provides a reconciliation of liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) at June 30, 2020 and March 31, 2021:

Balance at June 30, 2020	$1,640,900
Acquisitions	—
Payments	(486,000)
Change in fair value	—

Balance at March 31, 2021	$1,154,900

The current and long-term portion of contingent consideration is included within the accrued liabilities and other payables and other long-term liabilities, respectively, in the condensed consolidated balance sheet.

NOTE 4—BALANCE SHEET COMPONENTS

INVENTORIES

Inventories consisted of the following as of March 31, 2021 and June 30, 2020:

	March 31, 2021,	June 30, 2020
Bulk wine and spirits	$132,358,600	$124,944,300
Bottled wine and spirits	63,622,800	68,683,500
Bottling and packaging supplies	14,965,900	11,797,700
Nonwine inventory	1,172,700	1,032,000

Total inventories	$212,120,000	$206,457,500

During the nine months ended March 31, 2021, the Company recognized an impairment of inventory approximating $3,301,700 associated with inventory damage cause by the 2020 Northern California fires. During the year ended June 30, 2020, the Company recognized an impairment of inventory of approximately $3,869,000 associated with inventory damage caused by recent Northern California wildfires. In December 2020, the Company entered into a settlement agreement for $4,750,000 in connection with the damaged inventory. Such losses were not covered by the Company’s existing insurance policy.

PROPERTY, PLANT, AND EQUIPMENT

During the nine months ended March 31, 2020, the Company sold a vineyard for $32,000,000. In May 2020, the Company received an additional $3,168,800 from the buyer pursuant to the agreement related to an increase in plantable land. As part of the transaction, the Company disposed of long-lived assets, including land, vineyards, and winery equipment, with a net book value of $20,722,800. Simultaneously, with the close of the transaction, the Company entered into a lease with the purchaser for 10 years, with options to extend the lease for two additional periods of ten years each. ears each. The Company’s sale of the land, vineyards, and winery equipment and immediate leaseback of the facility qualified for sale-leaseback accounting. The lease was evaluated and classified as an operating lease. Given the Company was considered to retain more than a minor part but less than substantially all of the use of the property and the gain on disposal of assets of $14,446,000 does not exceed the present value of the minimum lease payment over the lease term, the gain on disposal of assets of $14,446,000 will be deferred and recognized over the 10-year lease as a reduction of rent expense over the life of the lease. The Company recognized $333,400 and $1,000,100, and $333,400 and $766,000 for the three and nine months ended March 31, 2021 and 2020, respectively, as a component of gain (loss) on disposition of assets within income from operations.

ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables consisted of the following as of March 31, 2021 and June 30, 2020:

	March 31, 2021	June 30, 2020
Accrued purchases	$15,705,700	$5,182,400
Accrued employee compensation	3,960,500	2,256,400
Other accrued expenses	6,865,700	2,308,500
Non related party accrued interest expense	727,200	1,441,900
Contingent consideration, current portion	625,200	966,700
Unearned income	1312,200	822,700
Accrued trade commissions	235,600	346,900

Total accrued liabilities and other payables	$29,432,100	$13,325,500

NOTE 5—LINE OF CREDIT

In July 2019, the Company entered into a $350,000,000 loan and security agreement, as amended. This consists of an accounts receivable and inventory revolving facility in an aggregate principal amount of $200,000,000, a term loan in a principal amount of up to $100,000,000, and a capital expenditure facility in an aggregate principal amount of up to $50,000,000. Proceeds from the loan and security agreement paid down existing loans payable of $90,108,000, repaid the line of credit maturing in July 2019, of $156,186,000, (see Note 7). Borrowings under the loan and security agreement accrue interest on outstanding draws at LIBOR plus 1.25% to 1.75% and has a maturity date of July 2024. The effective interest rate was 2.70% at March 31, 2021. As of March 31, 2021, the Company had approximately $20,000,000 available under the line of credit.

As of April 13, 2021, the Company entered into an amended and restated loan and security agreement to increase the credit facility from an aggregate of $350,000,000 to $480,000,000. See Note 16.

NOTE 6—INTEREST RATE SWAPS

The Company entered into two interest rate swap agreements in March 2020 with fixed notional amounts of $28,800,000 and $46,800,000, at a fixed rate of 0.775% and 0.709% respectively. The agreement calls for monthly interest payments, until termination in July 2026 and March 2025, respectively. The fair value of the $28,800,000 Swap Agreement was a liability of $189,500 and $817,200 at March 31, 2021 and June 30, 2020, respectively. The fair value of the $46,800,000 Swap Agreement was a liability of $277,500 and $1,089,100 at March 31, 2021 and June 30, 2020, respectively.

In July 2019, in connection with the Company’s new 2019 Loan and Security Agreement (see Note 7), the Company transferred an interest rate swap agreement with a fixed notional amount of $20,000,000 at a fixed rate of 2.99% dated June 2018, to its new lender. Shortly thereafter, the interest rate swap of $20,000,000 was amended and restated in its entirety to increase the notional amount to $50,000,000 at a fixed rate of 2.34%. The agreement calls for monthly interest payments until termination in July 2026. The fair value of the swap Agreement was a liability of $3,511,800 and $5,955,900 at March 31, 2021 and June 30, 2020, respectively.

As of March 31, 2021, the Company maintained two other pre-existing swap agreements as disclosed in The 2020 Report. The aggregate fair value of the two swap agreements was a liability of $7,752,200 and $12,081,000, at March 31, 2021 and June 30, 2020, respectively. As of April 12, 2021, one of the two pre-existing swap agreements was amended and restated in its entirety. See Note 16.

NOTE 7—LONG-TERM DEBT

Long-term debt consisted of the following as of March 31, 2021 and June 30, 2020:

	March 31, 2021	June 30, 2020
Secured subordinate convertible promissory note; payable in annual installments of $4,750,000 with interest at the prime rate (3.25% at March 31, 2021); matures in January 2022; secured by the assets of the Company; subordinated to the loan and security agreement	$4,750,000	$9,500,000
Unsecured promissory note; payable in annual installments of $875,000 with interest at the prime rate plus 1.00%; paid in full in January 2021; subordinated to line of credit	—	875,000
Note to a bank with interest at LIBOR (0.081%) at March 31, 2021 plus 1.75%; payable in quarterly installments of $1,179,800 principal with applicable interest; matures in September 2026; secured by specific assets of the Company	92,865,900	96,460,600
Capital expenditures borrowings, payable during draw periods in monthly interest payments at Alternate Base Rate (ABR) (3.25% at March 31, 2021) plus 0.75% with draw period expiring in July 2022	17,403,500	16,174,300
Capital expenditures borrowing, payable during draw periods in monthly interest payments at LIBOR plus 1.75% with draw period expiring in July 2022	28,757,300	28,757,300
Note to a bank with interest fixed at 3.6%, payable in monthly installments of $60,333 principal with applicable interest; matures in April 2023	1,395,200	1,836,300
Note to a bank with interest fixed at 2.75%, payable in monthly installments of $60,825 principal with applicable interest; matures in March 2024	2,099,500	—
Unsecured note to a bank, under the Paycheck Protection Program offered by the Small Business Administration, with an interest rate of 1.00%; matures in April 2022	6,525,000	6,525,000

	153,796,400	160,128,500
Less current maturities	(15,423,400)	(16,298,400)
Less unamortized deferred financing costs	(770,300)	(791,100)

	$137,602,700	$143,039,000

Loan and Security Agreement

During the nine months ended March 31, 2020, the Company entered into a $350,000,000 loan and security agreement, as amended, consisting of an accounts receivable and inventory revolving facility in an aggregate principal amount of $200,000,000, a term loan in a principal amount of up to $100,000,000, and a capital expenditure facility in an aggregate principal amount of up to $50,000,000. Proceeds from the loan and security agreement paid down existing loans payable of $90,108,000, repaid the then outstanding line of credit maturing in July 2019 of $156,186,000, and paid loan fees of $312,000. Additionally, in connection with the new facility, the Company novated the Interest Rate Swap Agreement of $20,000,000 at a fixed rate of 2.99%. The novation created a new swap agreement while cancelling the original agreement. See Note 6.

A portion of the financing during the nine months ended March 31, 2020 was considered to be a modification of prior existing debt. Lender fees in an amount of $725,000 and third-party costs of $481,400 were recognized and treated either as a reduction in the carrying value of the debt (in respect of term loans and capital expenditure loans) or capitalized as other assets in the Company’s condensed consolidated balance sheet (in respect of the revolving facility). These amounts recognized are being amortized over a period of five years in respect of the revolving facility and seven years in respect of the term loan and capital expenditure facility. In addition, as part of the debt modification, the Company recognized costs of $147,400

In July 2020, the Company entered into an amendment and waiver of the loan and security agreement that permitted the Company to borrow $6,525,000 under the Payment Protection Program, amended the covenants to allow for such borrowings, and waived any events of default that occurred under financial and non-financial covenants occurring under the loan and security agreement. On December 23, 2020, the Company entered into a further waiver and modification agreement under the loan and security agreement in respect of a non-financial covenant related to the completion of audited consolidated financial statements for the year ended June 30, 2020. Additionally, on February 25, 2021, the Company entered into the fourth amendment to the Loan and Security Agreement to waive existing events of defaults and other terms.

In April 2021, the Company entered into an amended and restated loan and security agreement to increase the credit facility from an aggregate of $350,000,000 to $480,000,000. See Note 16.

Convertible Notes

On January 2, 2018, as purchase consideration in the acquisition of One True Vine, the Company issued a secured convertible promissory note to the seller (the “2018 Convertible Note”) for $19,000,000. The 2018 Convertible Note accrues interest at Prime, which is adjusted on each six month anniversary of the issuance date. Under the terms of the 2018 Convertible Note, the outstanding principal and accrued interest are subject to repayments either through the defined repayment schedule of four annual equal installments of principal and unpaid interest on the annual anniversary of the note, prepayments, or optional conversion to convert all or part of any regularly scheduled principal installment starting with the second principal installment or upon the occurrence of any liquidity event. Absent the election to convert upon the occurrence of a liquidity event, inclusive of change of control, as defined in the agreement, the entire then outstanding principal amount plus accrued interest would be required to be paid no later than five business days following the event. Conversion shall be effective as of the date upon which the liquidity event is consummated or the applicable payment date. The per share exercise price with respect to any conversion of all or part of the note shall be equal to the price per Series A share of the Company’s then most recent valuation determined for the purpose of the Company’s employee option pool. Upon the occurrence of any event of default, all accrued but unpaid interest and principal are due and payable, and incur an increase in the interest rate of four percent (4%) per annum calculated from the due date until payment in full. The obligation of the note is secured by the assets of the Company and is subordinate to the Company’s outstanding loan and security agreement.

Paycheck Protection Program

The Company’s $6,525,000 Paycheck Protection Program loan (the PPP Loan”, under Division A, Title I of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act on April 14,2020, requires monthly amortized principal and interest payments to begin six months after the date of disbursement. In October 2020, the deferral period associated with the monthly payments was extended from six to ten months. While the PPP Loan currently has a two-year maturity, the amended law permits the borrower to request a five-year maturity from its lender. The Company has not requested and extension of the loan at this time. Under the terms of the CARES Act, as amended by the Paycheck Protection Program Flexibility Act of 2020, the Company is eligible to apply for and receive forgiveness for all or a portion of the PPP Loan. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for certain permissible purposes as set forth in the PPP, including, but not limited to, payroll costs (as defined under the PPP) and mortgage interest, rent or utility costs (collectively, “Qualifying Expenses”), and on the maintenance of employee and compensation levels during the twenty-four week period following the funding of the PPP Loan. The Company intends to use the proceeds of the PPP Loan for Qualifying Expenses. The Company has begun to file its application for forgiveness; however, no assurance is provided that the Company will be able to obtain forgiveness of the PPP Loan, in whole or in part. Given the inability to conclude the forgiveness of all, or any portion of, the outstanding obligation is probable, the proceeds, and related accrued interest, have been accounted for as debt in accordance with ASC 740 – Debt.

Maturities of long-term debt for succeeding years are as follows:

Year Ending June 30,
2021 (remaining three months)	$2,207,200
2022	23,006,800
2023	11,599,500
2024	10,898,500
2025	10,357,300
Thereafter	95,727,100

$153,796,400

NOTE 8—REDEEMABLE STOCK AND REDEEMABLE NONCONTROLLING INTERESTS

Series A Redeemable Stock

The redemption amount of the Series A redeemable stock was $54,258,100 and $37,792,100 at March 31, 2021 and June 30, 2020, respectively.

January 2018 Tamarack Cellars Series A Redeemable Stock

The amount accreted as deemed dividends for the Series A shares were $1,193,900 for the three and nine months ended March 31, 2021. For the three and nine months ended March 31, 2020, the $2,625,000 carrying amount of the 130,338 Series A shares exceeded the redemption amount at the respective date; therefore, no accretion was required.

April 2018 Series A Redeemable Stock

The amounts accreted as deemed dividends for the Series A shares were $3,980,000 and $11,922,900, and $2,024,200 and $5,616,300 for the three and nine months ended March 31, 2021 and 2020, respectively.

July 2018 Issuance of Series A Redeemable Stock

The amounts accreted as deemed dividends for the Series A shares were $3,349,200 for the three and nine months ended March 31, 2021. For the three and nine months ended March 31, 2020, the $8,290,000 carrying amount of the 397,239 Series A shares exceeded the redemption amount at the respective date; therefore, no accretion was required.

Series B Redeemable Stock

April 2018 Series B Redeemable Cumulative Series Stock

The amounts accreted as deemed dividends for the Series B stock were $1,446,200 and $4,759,700, and $1,237,700 and $3,740,300 for the three and nine months ended March 31, 2021 and 2020, respectively.

The redemption amount of the Series B redeemable stock was $47,474,600 and $42,714,900 at March 31, 2021 and June 30, 2020, respectively.

Total unpaid cumulative dividends on Series B stock as of March 31, 2021 approximate $4,950,100.

NOTE 9—STOCKHOLDERS’ EQUITY

As of March 31, 2021 and June 30, 2020, the Company had reserved shares of Series A stock, on an as-if converted basis, for issuance as follows:

	March 31, 2021	June 30, 2020
Options issued and outstanding	816,868	900,352
Options available for grant under stock option plans	157,582	74,098
Shares subject to term debt optional conversion into Series A stock	676,072	995,721

Total	1,650,522	1,970,171

NOTE 10—STOCK INCENTIVE PLAN

The following table provides information related to the stock option activity for the nine months ended March 31, 2021:

	Number of Shares	Weighted-Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Intrinsic Value
Outstanding, at June 30, 2020	900,352	$18.79	2.99	2,201,700
Forfeited	(83,484)	$18.27

Outstanding, at March 31, 2021	816,868	$18.84	2.29	8,544,400

Vested and expected to vest, at March 31, 2021	761,274	$18.60	2.17	8,270,900
Exercisable, at March 31, 2021	428,376	$16.15	1.01	5,631,000

As of March 31, 2021, there was approximately $1,349,100 of total unrecognized compensation cost, before income taxes, related to unvested stock options, to be recognized over a weighted-average period of 3 years. The unrecognized compensation costs will be adjusted for future changes in estimated forfeitures.

In August 2020, the Company modified the expiration date of 222,862 outstanding fully vested 2015 option grants to extend the expiration date by one year. The modification resulted in the Company recognizing $207,000 in incremental stock-based compensation in the period.

In January 2020, the Board of Directors approved the increase of options available for grant under the Company’s 2015 Stock Option plan by 75,000 options.

NOTE 11—RELATED-PARTY TRANSACTIONS AND COMMITMENTS

The components of the related party receivables and related party liabilities are as follows:

	March 31, 2021	June 30, 2020
Assets:
Accounts receivable	$2,362,400	$324,500
Notes receivable	—	756,300

Total related party assets	$2,362,400	$1,080,800

Liabilities:
Accounts payable and accrued expenses	$5,097,400	$1,674,200
Accrued interest	815,200	540,700
Convertible notes	9,511,300	10,000,000

Total related party liabilities	$15.423,900	$12,214,900

Related party activities and balances—The Company purchased $9,600 and $31,100, and $22,500 and $102,500 of grapes, bulk wine, and cased wine from related parties for the three and nine months ended March 31, 2021 and 2020, respectively. As of March 31, 2021 and June 30, 2020, the Company owed related parties $0 and $25,300, respectively, related to grape purchases and other operating expenses reported in related party liabilities on the condensed consolidated balance sheets.

Revenue earned from warehousing and fulfillment for related parties for the three and nine months ended March 31, 2021 and 2020, totaled $166,300 and $715,400, and $418,700 and $879,700, respectively, with $737,400 and $324,500 included in accounts receivable for at March 31, 2021, and June 30, 2020, respectively.

On December 31, 2020, the Company entered into a marketing and distribution arrangement with a related party. Under the agreement, the related party pays the Company a commission for certain distribution sales. The Company recognized $1,625,000 in revenue from the arrangement in the three and nine month periods ended March 31, 2021, with $1,625,000 included in accounts receivable at March 31, 2021.

The Company provides management, billing and collection services to a related party under a management fee arrangement. For the three and nine months ended March 31, 2021 and 2020, the Company charged this related party management fees of $114,500 and $388,100, and $114,500 and $314,500, respectively, for these services. As of March 31, 2021 and June 30, 2020, the Company owed the related party $5,097,400 and $1,648,900, respectively, related to amounts collected on the related party’s behalf.

The Company has entered into a number of transactions with a related party covering services related to the storage and bottling of alcoholic beverages. For the three and nine months ended March 31, 2021 and 2020, the Company’s revenue was of $28,900 and $49,600, and $222,800 and $895,500, respectively, to the related party.

Related party note receivable—The Company issued two notes receivables to an executive officer in 2015 totaling $670,000 with an interest rate of 4.00%. In 2018, the outstanding notes were amended to aggregate the full amount of the outstanding principal and accrued into a new $756,300 note. Interest no longer accrues on the amended note. As of each of the reporting periods presented, the Company anticipated demanding payment in the next 12 months and therefore, the note receivable has been classified as a current asset within other assets. On March 10, 2021, the outstanding related party note receivable was paid in full.

Related party notes payable—In January 2018, the Company issued convertible promissory notes of $9,000,000 and $1,000,000 to shareholders, of which the $1,000,000 note is an executive of the Company. The notes include interest at the prime rate plus 4.00%, which is effectively 7.25% as of March 31, 2021. The interim rate shall be adjusted on each six-month anniversary of the issuance date. The Company anticipates making payments on the promissory notes within the next 12 months, therefore the promissory notes are classified as current liabilities. The notes are subordinate to the outstanding bank debt associated with the Company’s outstanding loan and security agreement in all periods. Total interest expense to these related parties was $176,600 and $542,100, and $211,600 and $662,800 for the three and nine months ended March 31, 2021 and 2020, respectively. During the three and nine month period ended March 31, 2021, the Company paid accrued interest of $267,600 and $488,700 of principal against the then outstanding $10,000,000 related party notes. On May 31, 2021, the Company paid these notes in full. See Note 16.

The notes are subject to defined repayment terms by maturity, as well as allow for prepayments or the optional conversion of the outstanding note within the conversion period, defined as (i) thirty (30) days prior to maturity, (ii) thirty days following holders receipt of notice from the Company of its intend to prepay all or part of the outstanding balance or (iii) thirty days following any event of default or change in control. The notes are convertible into fully paid share of Series A stock of the Company, or its successor, assignee or transferee (the “Conversion Shares”) which the Company has agreed to create and issue promptly upon receipt of notice from the holder of its intent to convert the individual notes. The number of conversion shares into which the individual notes may be converted into is determined by dividing the lesser of (1) the principal amount and, at the holder’s option, accrued interest by the conversion price, defined as the price per share of any new shares of stock of the Company issued after the date of January 2, 2018 or (2) at $20.14. Upon the occurrence of any event of default, the holder may, rather than elect to convert, declare the entire unpaid principal and all accrued and unpaid interest immediately due and payable.

Since the initial issuance, the original $10,000,000 in 2018 Convertible Notes have been amended various times to extend the maturity date, including the most recent amendments dated January 31, 2021, which extend the maturity date to May 31, 2021. All other terms remained unchanged. Accordingly, the two 2018 convertible notes totaling $9,511,300 and $10,000,000 have been classified as current as of March 31, 2021 and June 30, 2020, respectively.

In July 2019, the Company issued a short term secured promissory note of $15,000,000 to the same shareholder holding the $9,000,000 convertible promissory note. The note earned interest at a rate of 10% per annum, provided for the possibility of prepayment, and had a stated maturity of September 25, 2019, unless extended at the sole discretion of the lender. The Company paid the note in full on the maturity date plus accrued interest of $204,167.

Immediate Family Member Employment Agreements and Other Business Arrangements—The Company provides at will employment to several family members of officers or directors who provides various sales, marketing and administrative services to the Company. Payroll and other expenses to these related parties was $69,100 and $249,900 and $97,300 and $306,700 for the three and nine months ended March 31, 2021 and 2020, respectively.

The Company pays for sponsorship and marketing services and point of sale marketing materials to unincorporated businesses that are managed by immediate family members of an executive officer. For the three and nine months ended March 31, 2021 and 2020, the Company paid $87,500 and $225,000, and $75,000 and $261,300, respectively, for such sponsorship, services and materials.

The Company is engaged in various operating lease arrangements with related parties.

Concourse Warehouse Lease—The Company leases 15,000 square feet (“sq. ft.”) of office space and 80,000 sq. ft. of warehouse space. Effective July 31, 2020, the lease was amended to extend the terms of the lease through September 30, 2027. The lease includes terms for automatic renewals of two additional five-year terms which shall apply upon expiration of the as-extended initial term on September 30, 2027. The lease includes escalating annual rent increases of three percent for the remainder of the term. Prior to September 2020, the facility was owned by and leased from Concourse, LLC, a related-party real estate leasing entity that is wholly owned by a shareholder of the Company. The Company has no direct ownership in Concourse. In September 2020, an independent party purchased the facility from Concourse and assumed the lease.

The lease expires in September 2027, and has minimum monthly lease payments of $102,800, with a fixed annual increase of 3%. The Company accounts for this lease as an operating lease. The Company recognized rent expense paid to Concourse, as a related party, of $0 and $241,300, and $387,900 and $1,084,300 for the three and nine months ended March 31, 2021 and 2020, respectively, related to this lease agreement.

Swanson Leases—The Company leased a property with production space and a tasting room under an operating lease with an entity that is wholly owned by a shareholder of the Company that expires in August 2030, with minimum monthly lease payments of $50,700, with index-related escalation provisions every 24 months subject to a 3.00% minimum. From inception through December 30, 2020, the terms of the lease included put and call options, whereby the Company could elect, at the Company’s discretion, or be required by the lessor at the lessor’s discretion, to purchase the leased property at the greater of the property’s fair market value or the amount the lessor paid for the property and improvements at the earliest of January 1, 2020, or upon other events, as defined in the agreement. The Company recognized rent expense of $163,600 and $516,600, and $189,900 and $539,300 for the three and nine months ended March 31, 2021 and 2020, respectively, related to this lease agreement. Effective December 31, 2020, the lease was amended to remove the put and call options from the lease terms. On May 5, 2021 the Company terminated the related party lease of the Swanson tasting room and production space when the property was sold to an independent third party. There were no fees associated with the lease termination and the Company received cash considerations from the related party landlord of $500,000. See Note 16.

ZR Waverly Lease—The Company leases tasting room space under an operating lease with an entity that is wholly owned by a shareholder of the Company that expires in May 2023, with minimum lease payments of $11,690. The terms of the lease include put and call options, whereby the Company can elect, at the Company’s discretion, or be required by the lessor at the lessor’s discretion, to purchase the leased property at the greater of the property’s fair market value or the amount the lessor paid for the property and improvements at the earliest of January 1, 2020 or upon other events, as defined in the agreement. The Company recognized rent expense, as a related party, of $0 and $65,800, and $42,300 and $121,300 for the three and nine months ended March 31, 2021 and 2020, respectively, related to this lease agreement. The Company purchased the property from ZR Waverly at the end of December 2020 for $1,500,000.

The Company has lease agreements for certain winery facilities, vineyards, corporate and administrative offices, tasting rooms, and equipment under long-term non-cancelable operating leases. The lease agreements have initial terms of two to fifteen years, with two leases having multiple 5-year or ten-year renewal terms and other leases having no or up to five-year renewal terms. The lease agreements expire ranging from December 31, 2021 through November 2031.

Future minimum lease payments under various related party and third party agreements are as follows:

Year Ending June 30,	Related Parties	Third Parties	Total
2021 (remaining three months)	$54,400	$1,577,200	$1,631,600
2022	—	5,419,500	5,419,500
2023	—	5,239,400	5,239,400
2024	—	4,747,200	4,747,200
2025	—	3,851,200	3,851,200
Thereafter	—	17,392,100	17,392,100

	$54,400	$38,226,600	$38,281,000

Total rent expense, including amounts to related parties, was $2,175,000 and $5,730,500, and $1,764,200 and $5,014,400 for the three and nine months ended March 31, 2021 and 2020, respectively.

OTHER COMMITMENTS:

Contracts exist with various growers and certain wineries to supply a significant portion of the Company’s future grape and wine requirements. Contract amounts are subject to change based upon actual vineyard yields, grape quality, and changes in grape prices. Estimated future minimum grape and bulk wine purchase commitments are as follows:

Year Ending June 30,
2021 (remaining three months)	$5,956,800
2022	13,655,500
2023	5,710,100

$25,322,400

Grape and bulk wine purchases under contracts totaled $11,540,300 and $30,399,000, and $7,541,600 and $33,665,400 for the three and nine months ended March 31, 2021 and 2020, respectively. The Company expects to fulfill all the above purchase commitments.

Laetitia development agreement—In March 2019, in connection with the Company’s acquisition of Laetitia Vineyards and Winery, the Company and the seller agreed to a post close development agreement, whereby the seller would have the right to develop and sell “up to” a maximum of six homesites located on the acquired property and the Company would be entitled to 25% of all net profits realized from the sale of such homesites. The right expires on March 15, 2022. The Company determined that this right represents an acquired financial asset, and that the fair value of this right as of the acquisition date was insignificant, due to cost, zoning, environmental and other related issues. Accordingly, the Company determined that there was an almost zero probability of this right being exercised. The Company deemed this a non-substantive option and attached a zero-fair value to it as of the acquisition date. In each subsequent reporting period, the Company will analyze this right to determine if subsequent changes in circumstances warrants its recognition in the condensed consolidated financial statements. The fair value at March 31, 2021 and June 30, 2020 is nominal.

Firesteed put-call agreement—In connection with the July 2017 acquisition of substantially all inventory and trademark assets of the Firesteed wine brand, the Company entered into a put and call agreement, whereby, beginning in May 2020 through December 2023, the Company can be required to purchase 200 acres of producing vineyard property at a purchase price equal to the greater of $6,100,000 or appraised fair market value. The Company also has a call option to purchase the vineyard beginning January 2023 through December 2023, at a purchase price equal to the greater of $6,100,000 or appraised fair market value. Accordingly, the put right would only have intrinsic value if there was a decrease in the value of the Vineyard under $6,100,000. At the acquisition date, the Company deemed it not probable that the fair value of the vineyard would decrease below the strike price of $6,100,000; therefore, the put right had an insignificant value. Each reporting period subsequent to its issuance, management reevaluates the put right to determine if a contingent liability pursuant to ASC 450- Contingencies should be recognized. At March 31, 2021 and June 30, 2020, the Company has determined the put right had an immaterial value and therefore no liability has been recorded.

NOTE 12—INCOME TAXES

For the nine months and three months ended March 31, 2021, the effective tax rate was higher than the federal statutory rate of 21% primarily due to permanent items, which primarily consist of the Research and Development (“R&D”) Tax Credit. For the nine months and three months ended March 31, 2020, the effective tax rate was higher than the federal statutory rate of 21% primarily due to (i) state taxes (ii) permanent items, which primarily consist of the R&D Credit combined with the effect of incurring pre-tax book losses.

NOTE 13—CONTINGENCIES

General—The Company is subject to a variety of claims and lawsuits that arise from time to time in the ordinary course of business. Although management believes that any pending claims and lawsuits will not have a significant impact on the Company’s condensed consolidated financial position or results of operations, the adjudication of such matters are subject to inherent uncertainties and management’s assessment may change depending on future events.

Indemnification Agreements—In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, customers and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. These indemnities include indemnities to the Company’s directors and officers to the maximum extent permitted under applicable state laws. The maximum potential amount of future payments that the Company could be required to make under these indemnification agreements is, in many cases, unlimited. Historically, the Company has not incurred any significant costs as a result of such indemnifications and are not currently aware of any indemnification claims.

Settlement—In December 2020, the Company entered into a confidential agreement to settle the smoke tainted inventory damage resulting from the October 2017 Napa and Sonoma County wildfires, receiving $4,750,000 to settle all existing and future claims and all other disputes with the collective defendants, excluding PG&E. The ultimate amount received was net of approximately $989,000 for legal and consulting fees incurred during the proceedings, the majority of which was incurred during the nine month period ended March 31, 2021, and recorded in general and administrative expense as incurred.

NOTE 14—SEGMENTS

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. When determining the reportable segments, the Company aggregated operating segments based on their similar economic and operating characteristics. Segment results are presented in the same manner as the Company presents its operations internally to make operating decisions and assess performance. The Company’s financial performance is reported in three segments, Wholesale, Direct to Consumer and Business to Business.

Following is financial information relating to the operating segments:

For the three months ended March 31, 2021	Wholesale	Direct to Consumer	Business to Business	Other/ Non-Allocable	Total
Net revenues	$21,091,800	$14,675,000	$11,026,100	$104,300	$46,897,200
Income (loss) from operations	$6,137,500	$1,985,800	$3,390,700	$(11,330,300)	$183,700

For the three months ended March 31, 2020	Wholesale	Direct to Consumer	Business to Business	Other/ Non-Allocable	Total
Net revenues	$23,455,900	$10,993,900	$10,937,400	$199,500	$45,586,700
Income (loss) from operations	$4,598,300	$(64,200)	$3,082,300	$(5,248,300)	$2,368,100

For the nine months ended March 31, 2021	Wholesale	Direct to Consumer	Business to Business	Other/ Non-Allocable	Total
Net revenues	$55,398,500	$48,650,400	$57,703,900	$1,956,100	$163,708,900
Income (loss) from operations	$14,760,200	$9,997,300	$18,051,800	$(22,751,700)	$20,057,600

For the nine months ended March 31, 2020	Wholesale	Direct to Consumer	Business to Business	Other/ Non-Allocable	Total
Net revenues	$61,964,000	$40,399,700	$41,032,700	$4,823,000	$148,219,400
Income (loss) from operations	$11,288,400	$4,106,200	$10,802,500	$(22,232,200)	$3,964,900

There was no inter-segment activity for any of the given reporting period presented.

Excluding property, plant and equipment for wine tasting facilities allocated specifically to the Direct to Consumer reporting segment, based on the nature of the Company’s business, revenue generating assets are utilized across segments; therefore, the Company does not allocate assets to its reportable segment as they are not included in the review performed by the CODM for purposes of assessing segment performance and allocating resources. Depreciation expense recognized for assets included in the Direct to Consumer reporting segment was $360,200 and $1,068,700, and $287,700 and $905,900 for the three and nine months ended March 31, 2021 and 2020, respectively. All of the Company’s long-lived assets are located within the United States.

NOTE 15—NET INCOME (LOSS) PER SHARE ALLOCABLE TO SERIES A STOCKHOLDERS

The following table presents the calculation of basic and diluted net earnings (loss) per share (‘EPS”):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2021	2020	2021	2020
Net income (loss)	$625,700	$(7,061,700)	$15,263,200	$(11,722,200)
Less: Series B dividends and accretion	1,446,200	1,237,700	4,759,700	3,740,300
Less: income (loss) allocable to noncontrolling interest	52,900	6,600	343,500	(34,400)

Net income (loss) attributable to Series A stockholders	$(873,400)	$(8,306,000)	$10,160,000	$(15,428,100)

Numerator-Basic EPS
Net income (loss) attributable to Series A stockholders	$(873,400)	$(8,306,000)	$10,160,000	$(15,428,100)
Less; net income allocated to participating securities (Series B)	—	—	1,751,500	—

Net income (loss) allocated to Series A stockholders	$(873,400)	$(8,306,000)	$8,408,500	$(15,428,100)

Numerator-Diluted EPS
Net income (loss) allocated to Series A stockholders	$(873,400)	$(8,306,000)	$8,408,500	$(15,428,100)
Add: net income attributable to convertible debt	—	—	146,600	—
Reallocation of income (loss) under the two-class method	—	—	43,900	—

Net income (loss) allocated to Series A stockholders for Diluted EPS	$(873,400)	$(8,306,000)	$8,599,000	$(15,428,100)

Denominator—Basic Series A shares
Weighted average Series A shares outstanding—Basic	7,672,355	7,672,355	7,672,355	7,672,355
Denominator—Diluted Series A shares
Effect of dilutive securities:
Stock options	—		142,275	—
Potential common shares—convertible debt	—	—	232,456	—

Weighted average Class A shares outstanding—Diluted	7,672,355	7,672,355	8,047,086	7,672,355

Net earnings (loss) per share—basic:
Series A shares	$(0.11)	$(1.08)	$1.10	$(2.01)
Net earnings (loss) per share—diluted:
Series A shares	$(0.11)	$(1.08)	$1.07	$(2.01)

The following securities have been excluded from the calculations of diluted net earnings (loss) per share allocable to common shareholders because including them would have been antidilutive are, as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2021	2020	2021	2020
Share subject to option to purchase Series A stock	816,868	623,348	277,700	623,348
Shares subject to notes payable optional conversion into Series A stock	—	—	—	—

	816,868	623,348	277,700	623,348

NOTE 16—SUBSEQUENT EVENTS

The Company has evaluated subsequent events through June 11, 2021.

On April 12, 2021, the Company executed an agreement to amend and restate, in its entirety, the June 2018 interest rate swap with a fixed notional amount of $50,000,000, increasing the fixed notional amount to $75,000,000 at a fixed rate of 2.32%. The agreement, effective April 25, 2021, calls for monthly interest payments until the termination in June 2028.

As of April 13, 2021, the Company entered into an amended and restated loan and security agreement to increase the credit facility from an aggregate of $350,000,000 to $480,000,000, consisting of an accounts receivable and inventory revolving facility up to $230,000,000, a term loan in a principal amount of up to $100,000,000, a capital expenditures facility in an aggregate principal of up to $50,000,000, and a new delay draw term loan facility up to an aggregate of $100,000,000, which is limited to an aggregate of $55,000,000 until the closing of the merger transaction with BCAC. See Note 1. All other terms of the original agreement generally remain the same. Concurrent with the amendment, the Company executed a $29,250,000 delayed draw term loan. Proceeds from the new loan were used to pay down $10,800,000 and $12,100,000 of the existing term loan and outstanding line of credit, respectively, deposit cash of $4,800,000 into a restricted cash collateral account, and pay bank fees and third party expenses associated with the amendment.

On April 19, 2021, the Company acquired 100% of the outstanding equity of Kunde Enterprise Inc. (“Kunde”) for total estimated consideration, including amounts to acquire the combined 33.3% ownership held by two of the Company stockholders, of which one is an executive officer of the Company (see Note 11), of approximately $60,000,000. Kunde produces and sells premium Sonoma Valley varietal wines via the wholesale channel as well as internationally and locally through its tasting room, wine club, and internet site. In addition, Kunde provides wine storage, processing, and bottling services for other wineries, including the Company. The operations of Kunde align with those of the Company, providing for expanded synergies and growth through the acquisition.

Prior to December 31, 2020, the wines were sold in the United States through a distribution agreement with a third party.    Effective December 31, 2020, the Company entered into an informal arrangement with Kunde to provide these services.

The $60,000,000 purchase consideration was comprised of approximately $19,158,200 of cash, approximately $11,668,000 of notes payable to the sellers, and the issuance of 906,345 shares of the Company’s Series A stock, with a preliminary estimated value of approximately $29,173,800. The notes payable issued to the sellers as purchase consideration have a stated interest rate of Prime plus 1.00%, compounded quarterly, and mature one year from the close of the transaction on April 19, 2021. To fund the cash portion of the purchase consideration, the Company utilized the increase in the line of credit and delay draw term loan under the amended and restated loan and security agreement.

The acquisition of Kunde closed near the date that the Company’s condensed consolidated financial statements were available for issuance. Thus, the initial accounting for the business combination and required disclosures specific to the transaction are impracticable for the Company to provide. Specifically, the following accounting and disclosures could not be made:

•

amounts outstanding between the Company and Kunde for services provided or received under existing sales, marketing and management services agreements, and bottling and storage services at the date of acquisition;

•	transactions, if any, to be recognized separately from the acquisition of the Company,

•	acquisition-related costs and related accounting treatment;

•

the acquisition date fair value of the total consideration transferred, assets acquired, including intangible assets and liabilities assumed, and related valuation techniques to be used in the fair value measurement process;

•	the total amount of expected goodwill and related deductibility for tax purposes;

•	the existence and measurement of contingencies to be recognized at the acquisition date, if any; and

•	revenue and earnings of the combined entity for the current and prior reporting periods.

The goodwill balance and operational results from the Kunde acquisition are expected to impact the Wholesale and Direct to Consumer reporting segments.

On May 5, 2021, the Swanson tasting room and production space leased by the Company from a related party under an operating lease (see Note 11) was sold to an independent third party. The Company elected to terminate the lease in accordance with the terms of the lease. There was no termination fee and the Company received cash considerations from the related party landlord in the amount of $500,000 to assist with the removal and relocation of the Company’s winery equipment. The Company vacated the facility on May 14, 2021, resulting in a release of future lease obligations totaling approximately $5,870,000.

On May 6, 2021, the holder of the outstanding secured convertible promissory note elected to convert the outstanding balance of $4,750,000 and, as a result of negotiations between parties, the accrued interest of $67,990, resulting in the issuance of 233,883 shares of Series A stock on June 7, 2021.

On May 31, 2021, the Company paid $9,511,300 in principal and $930,500 in accrued interest as payment in full of the convertible notes payable held by related parties.

On June 4, 2021, the BCAC board of directors considered and approved the Omnibus Incentive Plan, which became effective immediately subject to receipt of shareholder approval.

On June 4, 2021, the BCAC board of directors also approved the grant of options to purchase the Company’s common stock under the Omnibus Incentive Plan to Patrick Roney, Terry Wheatley, Jeff Nicholson and Kathy DeVillers, as follows: The grants were effective June 7, 2021. The number of shares underlying such options are: 860,560 for Mr. Roney; 505,968 for Mrs. Wheatley; 707,697 for Mr. Nicholson; and 658,076 for Ms. DeVillers. The options, which have an exercise price of $10.50 per share, will vest with respect to 25% of the total optioned shares 18 months after the grant date and with respect to 25% of the total optioned shares on each of the second, third and fourth anniversaries of the grant date, but will become exercisable only (a) after shareholder approval of the Omnibus Incentive Plan and (b) to the extent the volume-weighted average price of the Company’s common stock over a 30-consecutive-trading-day period following the grant date is at least $12.50.

On June 7, 2021, in accordance with the terms of the definitive agreement to merge with BCAC (see Note 1), the Company placed the outstanding principal of approximately $6,525,000 into an escrow account. The Company has worked with its Small Business Administration lender and as of June 3, 2021 has filed the necessary paperwork with the Small Business Administration for forgiveness of the PPP Loan. Although we have filed for forgiveness of the loan, we have not yet received notification of forgiveness from the Small Business Administration. There can be no assurance that any portion of the PPP Loans will be forgiven, and we would not be required to repay the PPP Loan in full. Interest and principal payments under the PPP Loan will continue to be deferred until such time the amount of forgiveness is determined.